State  of Delaware
Secretary of State
Division of Corporations
Delivered 05:46 PM 12/01/2008
FILED 05:22  PM 12/01/2008
SRV 081154964  - 3727495 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

ENERGY XXI TEXAS GP, LLC
(a Delaware limited liability company)

The undersigned, on behalf of ENERGY XXI TEXAS GP, LLC, a limited liability company formed and existing under and by virtue of the Delaware Limited Liability Company Act (the “Company”). DOES HEREBY CERTIFY as follows:

FIRST:               The Company filed its original Certificate of Formation with the Delaware Secretary of State on November 13, 2003 (the “Original Certificate”) under the name of Marlin Texas GP, L.L.C.

SECOND:          The Company filed a Certificate of Amendment with the Delaware Secretary of State on April 5, 2006, which amended the Original Certificate to change the name of the Company to “Energy XXI Texas GP, LLC” (the “First Amended Certificate”).

THIRD:              Article 1 of the Original Certificate is hereby amended as follows:  The name of the limited liability company is “Energy XXI Texas Onshore, LLC”.

FOURTH:          In accordance with the Delaware Limited Liability Company Act, the amendment set forth in this Certificate was duly approved and adopted by all of the managers of the Company.

IN WITNESS WHEREOF, the undersigned on behalf of the Company for the purpose of amending the Certificate of Formation of the Company pursuant to the Delaware Limited Liability Company Act, under penalties of perjury does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and, accordingly, has hereunto signed this Certificate of Amendment of Certificate of Formation this 1st day of December, 2008.

/s/ Rick Fox
Rick Fox
Authorized Person